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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of ImmunoGen Inc. for the registration of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated March 3, 2017, with respect to the consolidated financial statements of ImmunoGen Inc., and the effectiveness of internal control over financial reporting of ImmunoGen Inc., included in its Transition Report (Form 10-KT) for the six month period ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 5, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm